Exhibit 99.1

THE KNOT WILL BEGIN TRADING ON NASDAQ NATIONAL MARKET TOMORROW

NEW YORK, NEW YORK – March 28, 2005 – The Knot, Inc., the nation's leading wedding resource, reported that its stock will begin trading tomorrow, March 29, 2005, on the NASDAQ National Market under the stock symbol KNOT.

Commenting on today’s announcement, The Knot’s CEO David Liu said, “Over the last three years we have been strengthening our brand and attracting a growing base of national and local advertisers. They recognize the unique opportunity we offer to capture the attention of a prime audience that has a finite time to spend a wedding budget. As we continue to grow, we are also focusing on leveraging our relationship with our membership base to provide the information and services they value for other major life stages beyond the wedding.”

About The Knot, Inc.

The Knot, Inc. (NASDAQ: KNOT; www.theknot.com) is a leading national life stage media and services company. The Knot provides over one million new members a year with comprehensive wedding planning information, interactive tools and resources, and wedding-related shopping. The Knot has extended its brand to reach every venue engaged couples consult including bookstores, newsstands, nationally distributed cable television programming and the Internet. Its award-winning website, TheKnot.com, is the leading online wedding destination and wedding content provider to America Online, MSN and Comcast.

The Knot, Inc. also offers a diverse collection of wedding planning print publications. The Knot produces a national publication, "The Knot Weddings Magazine" and publishes "The Knot Weddings," regional wedding magazines in 16 U.S. markets and "The Knot Real Weddings" magazines in two additional markets. The Company also publishes a wedding planning book trilogy with Broadway Books, a gift book series with Chronicle Books and produces a televised documentary series on The Oxygen Network and a VOD service for Comcast Cable.

The Knot recently launched its newlywed website, TheNest.com, the first online destination for the newly married audience, providing couples in their first two years of marriage with targeted relationship advice, living and entertaining ideas, interactive tools for daily life and a robust community of peers. The Knot is based in New York and has several other U.S. offices.

Contact:

Vicki Weiner/Sylvia Dresner

VMW Corporate & Investor Relations

212-616-6161

info@vmwcom.com

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of The Knot. These statements are only predictions and reflect the current beliefs and expectations of The Knot. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which The Knot bases its expectations may change prior to the end of the quarter. Although these expectations may change, The Knot will not necessarily inform you if they do. The Knot's policy is to provide its expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) The Knot's unproven business model and limited operating history, (ii) The Knot's history of losses, (iii) the significant fluctuation to which The Knot's quarterly revenues and operating results are subject, (iv) the risks and related costs associated with ongoing litigation, (v) the seasonality of the wedding industry and (vi) other factors detailed in documents The Knot files from time to time with the Securities and Exchange Commission, including its recent filings on Forms 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

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